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FORM 4                                                     OMB APPROVAL
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[ ] Check this box if no                            OMB Number:   3235-0287
    longer subject to                               Expires:     April 30, 1998
    Section 16. Form 4                              Estimated average burden
    or Form 5 obligations                           hours per response .... 0.5
    may continue. See                               ---------------------------
    Instruction 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

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
(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
  Pedersen, Gary W.                            ZYMETX, Inc.           "ZMTX"                    to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
Rt. 3, Box 145                                      Person (voluntary)       8/98               ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                 5. If Amendment,
Meeker, OK 74055                                   ###-##-####               Date of Original  Vice President of Marketing and Sales
---------------------------------------------     --------------------       (Month/Year)       ------------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                             -------------      (Check Applicable Line)
                                                                                                  X Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                       10/27/97  P            551      A         $8.00              551             D            N/A
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par value $.001
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per share
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              Page 1 of 2
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount         8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying               of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities                  Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)            ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                                 Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                       ity
                             Security                            and 5)
                                                                               -----------------------------------------------------
                                                                                Date       Expira-                   Amount or
                                                    --------------------------  Exer-       tion          Title      Number of
                                                    Code  V     (A)     (D)     cisable     Date                     Shares
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Incentive Stock Options    $2.00  [no transaction for the period of this report] 6/5/98 (1)  6/5/07     Common Stock  20,000(2)
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Incentive Stock Options    $4.94      8/18/98       A         3,350              8/18/99(3)  8/18/08    Common Stock   3,350(2)
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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  20,000                      D                            N/A
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   3,350                      D                            N/A
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Explanation of Responses:

(1) Vest at a rare of 25% per year on June 5, 1998, June 5, 1999, June 5, 2000 and June 5, 2001
(2) Issued under the Zyme, TX, Inc. Stock Option Plan in consideration of Mr. Pederson's services as a key employee.
(3) Vest at a rate of 25% per year on August 18, 1999, August 18, 2000, August 18, 2001 and August 18, 2002.

                                                                                              /s/ Gary W. Pederson           9/10/98
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                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.                                              Page 2 of 2
  If space provided is insufficient, see Instruction 6 for procedure.                                                SEC 1474 (7-96)

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